Exhibit 99.1

Dean of Harvard Business School Joins Blackstone’s Board of Directors

New York, September 18, 2008: The Blackstone Group (NYSE: BX) today announced that Jay O. Light, the Dean of Harvard Business School, has joined the firm’s Board of Directors.

Since joining the HBS faculty in 1970 Jay Light has taught thousands of students in Harvard’s MBA and Doctoral programs, and in various executive programs for CFOs and investment managers. In the MBA program he has taught Investment Management, Capital Markets, Entrepreneurial Finance, and Negotiating Ventures. He co-authored “The Financial System” with W.L. White. As Senior Associate Dean and Director of Planning and Development (1998-2005) at HBS, he led the school’s strategic planning efforts and helped shape new educational and research program initiatives.

Stephen A. Schwarzman, Chairman, CEO and co-founder of Blackstone, said: “We could not be more pleased that Jay has agreed to serve on our Board. His extraordinary understanding of financial markets, his thoughtful academic approach, and his broad perspective on business and finance will be of great value to all of us at Blackstone. I’ve known Jay since 1970 when he taught decision theory at HBS and I was one of his first year students.”

Added Dean Light: “I am delighted to be joining the Board of one of the world’s leading alternative asset managers. I look forward to working with Blackstone’s management team as they set their strategy for taking advantage of opportunities in the world today. “

Jay Light joins three other distinguished independent directors on the Board - Richard Jenrette, the Rt. Hon. Brian Mulroney, and William Parrett.

About The Blackstone Group

Blackstone is one of the world’s leading investment and advisory firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, the companies we advise and the broader global economy. We do this through the commitment of our extraordinary people and flexible capital. Our alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement service. Further information is available at www.blackstone.com.

Contact:

John Ford

The Blackstone Group

212 583 5559

ford@blackstone.com

The Blackstone Group® L.P.
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New York, NY 10154
212 583-5000